US Fuel Corporation (USFF) announces Coal-to-Diesel program with a guaranteed output; low Sulfur, high-grade diesel.

Atco, NJ, August 21st, 2012, US Fuel Corporation, a publicly traded company (USFF), announces an agreement to acquire intellectual property and key executives. USFF will acquire coal-to-diesel intellectual property that USFF co-developed with an executive team consisting of Paul Adams, a corporate leader experienced in technology innovation and Steve Luck, a finance consultant  skilled in the commercialization of technologies. The acquisition will be underwritten by Global Private Funding Inc. (Global), a private equity lender, by way of their Business Incubation Program.

USFF's cost-effective  model and fresh approach to the production of coal-to-diesel will accelerate the construction of scalable, commercial and eco-friendly facilities in the United States capable of profitably converting coal-to-diesel. USFF's model attracted  the attention of GPF Real Estate & Financing Corporation (Global REFCo), a subsidiary of Global Private Funding, Inc. (Global), who will provide debt based financing to support the equity-based investments.

In an interview  with Harry Bagot, the President & CEO of USFF, Mr. Bagot expressed excitement in USFF's incubation by Global as it will bring a preeminent level of corporate and production oversight as well as governance and financial maturity to further the success of the company.

Apart from financing support, Stanley Drinkwater III Esq., USFF's Chairman of the Board, stated Global's Business Incubation Program will support and aggressively address immediate resolutions for shareholder issues and protect the company from frivolous, future litigation.

Paul Adams and Steve Luck will join the executive management of USFF and work alongside Global engineers and the complete USFF project team to oversee facility and coal-to-diesel process development.

Mr. Adams states,"The plan is a road map to a profitable and environmentally friendly way to convert coal into low sulfur, high-purity diesel. US Fuel is the perfect vehicle for implementing the plan we developed."

Renee Lorena Teran, Associate Vice President, International Venture Strategies at Global, stated USFF's acquisition positions USFF to swiftly replicate the model globally and anywhere dirty coal feedstock is located and where the mining process leaves hazardous byproduct.

In an interview, Steve Luck states, "We are excited to contribute to a new industry that will create new jobs, reduce dependence on foreign oil and drive down the cost of diesel for everyone."

Andrew Halarewicz, Sr. Vice President at Global, whose background includes mechanical control systems and utility plants, states USFF's intellectual property stabilizes the most uncontrollable cost of mining; fuel. USFF's on-site coal-to-diesel plants will extend predictability and sustainability enabling coal mining plants to operate more efficiently. Halarewicz stated that FirstPoint Energy Corporation, a meter data management and logistics company, will provide various feedstock and monitoring for USFF to provide progressive governments such as the Commonwealth of Kentucky an energy source that is cash positive while feeding electricity back into the grid.

Paul Adams
Corporate Strategist
US Fuel Corporation
856-753-1046
PAdams@usfuelcorp.com
www.USFuelCorporation.com

Mary Kananen
Community Outreach  Manager
Global Private Funding Inc.
800-226-8146 | 805-807-2943
MaryKananen@GlobalPrivateFunding.com
www.GlobalPrivateFunding.com